COLORADO WYOMING RESERVE COMPANY

                      NON-STATUTORY STOCK OPTION AGREEMENT


         THIS AGREEMENT is made as of the 11th day of February, 1998, by and between COLORADO WYOMING RESERVE COMPANY, a Wyoming corporation (the "Company") whose address is 751 Horizon Court, Suite 205, Grand Junction, CO 81506 and John
F. Greene (the "Optionee"), whose address is P.O. Box 10,000 #217, Silverthorne, Colorado 80498 (together, the "Parties").


                                    RECITALS

         A. At its meeting on February 11, 1998, the Board of Directors of the Company approved a resolution granting non-statutory stock options to the Optionee, as a director of the Company.

         B. The resolution authorizes the grant of options to purchase 100,000 shares of the Company's common stock, $.01 par value per share, to the Optionee.

         C. The Option was granted pursuant to the terms of the Company's Equity Incentive Plan, and Optionee desires to obtain such option grant subject to such terms, and the terms and conditions herein set forth.

         IT IS THEREFORE agreed by and between the Parties, for and in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, as follows:

         1. GRANT. The Company hereby confirms and acknowledges that it has granted to the Optionee on February 11, 1998, an option to purchase 100,000 shares of common stock, $.01 par value ("Common Stock"), of the Company (the "Option") upon the terms and conditions herein set forth.

         2. EXERCISE PRICE. The purchase price of the shares of Common Stock which may be purchased pursuant to the Option (the "Shares") is $3.25 per share, which the Board has determined to be the fair market value as of February 11, 1998.

         3. TERM. The Option shall continue for ten years after the date of grant set forth in Paragraph 1 unless sooner terminated or modified under the provisions of this Agreement, and shall automatically expire at 12:00 a.m. on the tenth anniversary of such date of grant.

         4. NUMBER OF SHARES AND VESTING. The Option shall be vested in its entirety at 12:01 a.m. on February 11, 1999, and may be exercised by the Optionee to purchase all or a portion of the total number of shares of Common Stock specified in Paragraph 1 at any time thereafter prior to the expiration or termination of the Option.

         5. TRANSFERABILITY. The Option is not transferable by the Optionee except by will or pursuant to the laws of descent and distribution, and is exercisable during the Optionee's lifetime only by the Optionee or, in the event of disability or incapacity, by the Optionee's guardian or legal representative.

         6. NOTICE OF EXERCISE. The Option may be exercised in whole or in part by delivering to the Company written notice of exercise, together with payment in full for the Common Stock being purchased upon such exercise.

         7. ISSUANCE OF STOCK CERTIFICATES. The Company will, upon receipt of such notice and payment, issue or cause to be issued to the Optionee (or to his personal representative or other person entitled thereto) a stock certificate for the number of shares purchased thereby.

         8. TAXES. The Optionee hereby agrees that he is responsible for payment of the appropriate amount of federal, state and local taxes attributable to the Optionee's exercise of the Option.

         9. SECURITIES LAWS. Neither this Option nor the shares of Common Stock have been registered under the Securities Act of 1933, as amended (the "Act") or under any blue sky or other state securities laws. Optionee therefore represents and agrees that: (I) the Option shall not be exercisable unless the purchase of shares upon the exercise of the Option is pursuant to an applicable effective registration statement under the Act, or unless in the opinion of counsel for the Company, the proposed purchase of such shares would be exempt from the registration requirements of the Act and from the qualification requirements of any state securities law; (ii) upon exercise of the Option, he will acquire the shares for his own account for investment and not with an intent or view to any distribution, resale or other disposition of the shares;
(iii) he will not sell or transfer the shares, unless they are registered under the Act, except in a transaction that is exempt from registration under the Act, and each certificate issued to represent any of the shares shall bear a legend calling attention to the foregoing restrictions and agreements. The Company may require, as a condition of the exercise of the Option, that the Optionee sign such further representations and agreements as it reasonably determines to be necessary or appropriate to assure and to evidence compliance with the requirements of the Act.

         10. NO STOCKHOLDER RIGHTS. The Optionee shall have no rights as a stockholder with respect to the shares which may be purchased pursuant to the Option until such shares are issued to the Optionee.

         11. GOVERNING LAW. THIS AGREEMENT IS ENTERED INTO AND SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF
THE STATE OF COLORADO.


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

         IN WITNESS WHEREOF, the parties have hereunto affixed their signatures in acknowledgment and acceptance of the above terms and conditions on the date first above mentioned.

                                             COLORADO WYOMING RESERVE COMPANY


                                             By:  /S/ KIM M. FUERST
                                                -------------------------------
                                             Title: Chairman, CWYR
                                                   ----------------------------



                                             OPTIONEE


                                             /S/ JOHN F. GREENE
                                             ----------------------------------
                                             JOHN F. GREENE


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